UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 16, 2010

SMITHFIELD FOODS, INC.
(Exact name of registrant as specified in its charter)

Virginia	1-15321	52-0845861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Commerce Street Smithfield, Virginia	23430
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (757) 365-3000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 16, 2010, Smithfield Foods, Inc. (the “Company”) announced the retirement of Richard J. M. Poulson, Executive Vice President, effective September 1, 2010.  In connection with the retirement, the Company and Mr. Poulson entered into a Retirement Agreement and General Release dated as of August 9, 2010 (the “Retirement Agreement”) pursuant to which the Company has agreed, among other things, (i) to pay Mr. Poulson $50,000 per month for eight months, (ii) to vest stock options covering 22,000 shares of common stock, (iii) to extend the post-termination exercise period for Mr. Poulson’s stock options, (iv) to vest 57,639 of his performance share units (which remain subject to the satisfaction of performance goals), and (v) to provide continuation of certain employee benefits and perquisites through April 30, 2011.  In consideration of these benefits, Mr. Poulson has agreed, among other things, to certain non-competition and non-solicitation restrictions for a period of 12 months following his retirement and certain stand-still restrictions for a period of 36 months following his retirement.

The terms of Mr. Poulson’s retirement are more fully described in the Retirement Agreement, a copy of which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99.1	Retirement Agreement and General Release dated as of August 9, 2010 between Registrant and Richard J. M. Poulson.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMITHFIELD FOODS, INC.

Date: August 16, 2010	/s/ Michael H. Cole
Michael H. Cole
Vice President, Chief Legal Officer and Secretary

EXHIBIT INDEX

Exhibit 99.1	Retirement Agreement and General Release dated as of August 9, 2010 between Registrant and Richard J. M. Poulson.